SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 30, 2004

ADAPTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

691 S. Milpitas Boulevard Milpitas, CA 95035
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 945-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities

On November 30, 2004, Adaptec, Inc. internally announced its intent to simplify the Company’s structure by streamlining the corporate organization and reducing operating costs.  As a result, the Company implemented a restructuring plan and expects to record a restructuring charge in the third quarter of fiscal 2005 in the range of $2.2 million to $2.5 million. This charge will be utilized to cover the cash payments associated with the involuntary termination of approximately 50 employees of approximately $2.1 million to $2.3 million and the vacating of certain operating building leases of approximately $0.1 million to $0.2 million.  The workforce reduction will impact all functions within the Company and will primarily be based in the United States, and to a lesser degree, international locations.  The plan of action is expected to be completed in the third quarter of fiscal 2005 and is expected to reduce annual operating expenses by approximately $12.0 million due to this reduction in workforce, the continued integration of Snap Appliance and the reduction of contractors and consultants.  These actions are consistent with the Company’s previous discussions concerning operating cost reductions.  Management continues to evaluate additional opportunities to reduce operating costs.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or the future performance of Adaptec including, but not limited to, statements regarding our ability to reduce annual operating expenses. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, on file with the Securities and Exchange Commission, and to the reports that we will file with the Securities and Exchange Commission in 2004. Adaptec assumes no obligation to update this information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTEC, INC.

By:	/s/ Marshall L. Mohr
Marshall L. Mohr
Vice President and Chief Financial Officer
(principal financial and accounting officer)		Date: December 6, 2004